Hawaiian Electric Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT HAWAIIAN ELECTRIC COMPANY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDMENT TO SUPPLY AGREEMENT FOR PETROLEUM FUELS
This Second Amendment to Supply Agreement for Petroleum Fuels (“Second
Amendment”) is made on 8/14/2024 (“Second Amendment Execution Date”), by and between Hawaiian Electric Company, Inc. (“Hawaiian Electric”), Hawai‘i Electric Light Company, Inc. (“Hawai‘i Electric Light”), and Maui Electric Company, Limited (“Maui Electric”), a Hawaii corporation (collectively, the “Companies”) and Par Hawaii Refining, LLC, a Hawai‘i limited liability corporation (“Seller”). The Companies and Seller are each a party (“Party”) and collectively the parties (“Parties”) to this Second Amendment.
RECITALS:

A.    WHEREAS, the Companies and Seller entered into that certain Supply Agreement for Petroleum Fuels (“Agreement”) on January 19, 2022 (“Execution Date”) for the supply of Low Sulfur Fuel Oil, High Sulfur Fuel Oil, No. 2 Diesel, and Ultra-Low Sulfur Diesel from Seller to the Companies;
B.    WHEREAS, the Agreement was fully executed by all Parties on February 1, 2022 as provided pursuant to the First Amendment to Supply Agreement for Petroleum Fuels made by and between the Companies and Seller on February 2, 2022 (“First Amendment”).
C.    WHEREAS, the Parties desire to amend the Agreement to extend the term and update the LSFO pricing thereof.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT:
1.    Entire Agreement. The Agreement (including all exhibits thereto) as amended by the First Amendment and this Second Amendment constitutes the entire understanding and agreement between the Parties with respect to the Agreement as amended by the First Amendment and this Second Amendment and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the Parties. There are no subsequent oral agreements between the Parties.

2.    Applicable Law. This Second Amendment shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the laws of the State of Hawai‘i, U.S.A. Hawai‘i shall be the exclusive venue for any litigation arising hereunder. Each Party agrees and consents that any dispute, litigation, action, or proceeding arising out of this Second Amendment, however defined, shall be brought exclusively in the State of Hawai‘i in a court of competent jurisdiction.
3.    Headings. The headings or captions are for convenient reference only and have no force, effect, or legal meaning in the construction or enforcement of this Second Amendment.

4.    Waiver and Severability. If any section or provision of this Second Amendment or any exhibit or rider hereto is held by any court or other competent authority or be illegal, unenforceable, or invalid, the remaining terms, provisions, rights, and obligations of this Second Amendment shall not be affected. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. In no event shall any waiver by either Party of any default under this Second Amendment operate as a waiver of any further default.

5.    References to “Agreement”. References to “Agreement” in the Agreement shall be deemed to mean the Agreement as amended by the First Amendment and this Second Amendment.

6.    Ratification of Agreement; Other Terms Unchanged. Except as expressly set forth in this Second Amendment, the Agreement as amended by the First Amendment shall remain in full force and effect and is hereby ratified and confirmed in all respects. If a conflict arises between the Agreement and this Second Amendment, this Second Amendment shall prevail, but the respective documents shall be interpreted to be in harmony with each other where possible.
7.    Definitions.

“Commission Approval Order” means an approval order issued by the Public Utilities Commission of the State of Hawaii (“Commission”) that does not contain terms and conditions deemed unacceptable to the parties to the Second Amendment Contract, and is in a form deemed to be reasonable by those parties, ordering that
(i) the Second Amendment is approved; (ii) the purchased cost of the product to be incurred by the Companies as a result of the Second Amendment is reasonable; (iii) the Companies’ purchase of the product pursuant to the Second Amendment is prudent and in the public interest; and (iv) the Companies may include the product purchased costs and costs incurred by the Companies pursuant to the Second Amendment in the Companies’ revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of the Companies’ rates and/or for cost recovery above those fuel costs included in the base rate through the Companies’ Energy Cost Recovery Clause during the initial term and any extension of the Second Amendment.
“Non-Appealable Commission Approval Order” means a Commission Approval Order that is not subject to appeal to any Circuit Court of the State of Hawai‘i, the Intermediate Court of Appeals of the State of Hawai‘i, or

the Supreme Court of the State of Hawai‘i, because the period permitted for such an appeal has passed without the filing of notice of such an appeal, or that was affirmed on appeal to any Circuit Court of the State of Hawai‘i, the Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.

8.    Term: The term of this Second Amendment shall be from the Commission Approval Order through and including January 31, 2029, unless terminated earlier as provided in the Agreement. The Agreement shall continue thereafter on a successive year-to-year basis (each such year being an “Extension”) beginning on February 1, 2029, unless the Companies or Seller gives written notice to the other of termination at least one hundred twenty (120) Days before the beginning of an Extension.

9.    Purchase Volumes: Section 3.2 (Purchase Volumes), Part (A), of the Agreement is hereby amended in its entirety to read as follows:
During each Year that this Agreement is in effect, Seller shall sell and Deliver to the Companies, and the Companies shall purchase and receive from Seller, all Tier 1 LSFO, HSFO, Diesel, and/or ULSD that may be required by the Companies on the islands of O‘ahu, Hawai‘i, Maui, and Moloka‘i following the notifications and coordination as outlined in Article VI (Delivery). The Companies shall take commercially reasonable steps to receive the Product ratably.

(A)    LSFO Volumes. Seller shall sell and Deliver to Hawaiian Electric, and Hawaiian Electric shall purchase and receive from Seller, LSFO pursuant to the following two-tier structure:
1.    Tier 1 Volumes. Seller shall have a supply obligation to provide an aggregate 13,500 Barrels per day of LSFO measured monthly which will be met through (i) Seller’s Hawai‘i refining operations, and/or ii) importation arranged for by Seller, as coordinated with Hawaiian Electric pursuant to the Nomination and coordination process set forth in Section 6.1 (Notification of LSFO) and Section 6.2 (Coordination of LSFO Delivery). Such amounts are designated as Tier 1 supply (“Tier 1”);
2.    Tier 2 Volumes. For LSFO Nominated in excess of Tier 1, Seller shall have a supply obligation to provide either LSFO or Diesel, at Seller’s option, as coordinated with Hawaiian

Electric pursuant to the Nomination and coordination process set forth in Section 6.1 (Notification of LSFO) and Section 6.2 (Coordination of LSFO Delivery). Such amounts are designated as Tier 2 supply (“Tier 2”). Notwithstanding the foregoing, Hawaiian Electric may, at its sole discretion, purchase and receive from any seller any volume of LSFO or Diesel that Seller would otherwise be obligated to provide as Tier 2 (“Self Supply”).
3.    Self Supply. If Hawaiian Electric desires to Self Supply, Hawaiian Electric shall designate such Self Supply volumes in its LSFO Nomination (“Self Supply Nomination”). Following the issuance of a Self Supply Nomination, Hawaiian Electric and Seller may enter into negotiations for Seller to supply the designated Self Supply volumes on mutually agreeable terms that are in accordance with this Agreement. If Hawaiian Electric and Seller do not reach an agreement on the Self Supply volumes within ten (10) Days of the issuance of the Self Supply Nomination, neither Seller nor Hawaiian Electric shall have any further obligation with respect to the Self Supply volumes desired by Hawaiian Electric in the applicable Self Supply Nomination.
4.    Use of Logistics Facilities. Seller shall make available to Hawaiian Electric Seller’s logistics infrastructure, including Seller’s SPM, Barber’s Point Harbor pipelines, and storage facilities at the rates and terms set forth in Exhibit C (Use of Seller’s Logistics Infrastructure). For the avoidance of doubt, all logistics and other costs related to Self Supply shall be for Hawaiian Electric’s account.

10.    Schofield Generating Station Inventory: Throughout the Initial Term and any Extension of the Agreement, Seller shall have ULSD for Company to purchase (at Company’s sole discretion) at a rate of up to 1,000 barrels per day for use at Company’s Schofield Generating Station (the “Schofield Volume”). Seller’s Schofield Volume obligation shall not be more than 30,000 barrels over any 50 day period.

11.    Intent to [...]: In the event that Company [...], Company will promptly [...] as provided under [...].

12.    The LSFO Pricing under Exhibit B (Pricing) of the Agreement is deleted in its entirety and replaced as follows:

1.    LSFO Pricing

A.    LSFO Pricing.

For the monthly nominated volume, the price of LSFO in USD per Barrel of Product Delivered to meet the Nominated commitment shall be determined Monthly as follows:
P1 = [...] for Tier 1 volumes up to
13,500 barrels    per day
P2 = [...] for Tier 2 volumes over 13,500 barrels per day
Where:

P1 and P2 = Product price in USD per Barrel for the Nominated Month of Delivery (round to 4 decimals).
S1 = [...] published by [...] where the market index is equal to the [...] during the [...] the Nominated [...] of [...] (round to 4 decimals) expressed in USD per Barrel.
S2 = [...] published by [...] where the market index is equal to the [...] during the [...] the Nominated [...] of [...] (round to 4 decimals) expressed in USD per Barrel.
F1 = [...] reflecting the cost of [...] wherethe [...], and [...] where [...], expressed in USD per Barrel, which is computed in accordance with the following formula:
F1 = [...] derived by [...] for the [...], as [...], for the [...], by the [...] for a [...], including a [...] for when [...], if and as [...], applicable to the [...], expressed in USD per Barrel (round to 4 decimals) [...].
TP = [...]
T = [...].

B.    [...]

In the [...] that the [...], then respective [...]. If the respective [...] and is [...], then for [...] when [...] will be [...].
[...] = [...]
[...] = [...] during the [...] the Nominated [...] of [...] (round to 4 decimals) expressed in USD per Barrel.

C.    [...]

[...] to [...]. In the event that [...] will be [...]. All other provisions of [...] of this Exhibit shall apply.
13.    The LSFO Product Specification in Exhibit A shall be amended to add Footnote 3 to the [...] specification as follows:

Subject to the consent of Hawaiian Electric, [...].

14.    The Logistics Fees under Exhibit C shall be subject to [...] as follows:

[...] are subject to [...], on the basis of [...].

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Second Amendment as of the Second Amendment Execution Date.

HAWAIIAN ELECTRIC COMPANY, INC.
By	/s/ Jim Alberts
Its Senior Vice President & COO

By	/s/ Shelee Kimura
Its President & CEO

HAWAII ELECTRIC LIGHT COMPANY, INC.
By	/s/ Jim Alberts
Its Vice President

By	/s/ Shelee Kimura
It's Chairman & President

MAUI ELECTRIC CO., LTD.
By	/s/ Jim Alberts
Its Vice President

By	/s/ Shelee Kimura
Its Chairman & President

PAR HAWAII REFINING, LLC
By	/s/ Eric Wright
Its President